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                                                                    Exhibit 11


                UNION CARBIDE CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
             (In millions of dollars except per share amounts)



                                                       Quarter Ended June 30,
                                                           1996         1995
Earnings Per Share - Primary

  Income                                                 $  173       $  228
  Less:  Preferred stock dividend                             3            4
  Net income available to common stockholders
    for primary income calculation                       $  170       $  224


  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   133,389,682  136,695,246
      Dilutive effect of stock options                  4,593,584    4,191,071
                                                      137,983,266  140,886,317

  Earnings per share - primary                           $ 1.23       $ 1.59




Earnings Per Share - Fully Diluted

  Income                                                 $  173       $  228


  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   133,389,682  136,695,246
      Dilutive effect of stock options                  4,593,584    4,543,319
      Shares issuable upon conversion of UCC
        convertible preferred stock                    16,134,750   16,381,572
                                                      154,118,016  157,620,137


  Earnings per share - fully diluted                     $ 1.12       $ 1.44



                                                      Six Months Ended June 30,
                                                           1996         1995
Earnings Per Share - Primary

  Income                                                 $  330       $  458
  Less:  Preferred stock dividend                             6            7
  Net income available to common stockholders
    for primary income calculation                       $  324       $  451


  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   133,946,048  138,768,552
      Dilutive effect of stock options                  4,667,864    4,118,041
                                                      138,613,912  142,886,593

  Earnings per share - primary                           $ 2.34       $ 3.16




Earnings Per Share - Fully Diluted

  Income                                                 $  330       $  458


  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   133,946,048  138,768,552
      Dilutive effect of stock options                  4,667,864    4,620,613
      Shares issuable upon conversion of UCC
        convertible preferred stock                    16,167,454   16,404,862
                                                      154,781,366  159,794,027


  Earnings per share - fully diluted                     $ 2.13       $ 2.86

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